Exhibit 10.13

[DATE], 2020
[NAME]
[ADDRESS]

Dear [NAME],

Re:	Executive Participation Agreement
Western Alliance Bancorporation Severance and Change in Control Plan

Western Alliance Bancorporation (the “Company”) has established the Western Alliance Bancorporation Severance and Change in Control Plan (the “Plan”). The Plan provides severance payments and benefits to certain eligible executives in the event of an Involuntary Termination or Qualified Retirement. You are eligible to participate in the Plan.
By the signatures below of the Executive named herein and the representative of the Company, the Company and the Executive acknowledge that the Committee has designated the Executive as eligible to participate in the Plan, and the Executive hereby acknowledges and accepts such participation, subject to the terms and conditions of the Plan, and agrees to the terms of this Participation Agreement (this “Agreement”) and the Plan, which is attached hereto and made a part hereof.

Name of Executive:	[NAME]
Date of Eligibility and Participation:	[DATE]
Unless otherwise defined herein, any capitalized terms used in this Agreement shall have the meanings set forth in the Plan.
In consideration of the mutual covenants contained herein, the parties hereby agree as follows:

1.
Annual Bonus for the Plan Year in Which a Change in Control Occurs. Upon consummation of a Change in Control, regardless of whether the Executive has incurred a Separation from Service in that Plan Year, the Company will pay the Executive (a) any annual bonus that the Executive had earned in the Plan Year prior to the Plan Year in which the Change in Control occurred, but which was unpaid as of the consummation of the Change in Control, and (b) a pro rata amount of the Target Annual Bonus for the Plan Year in which the Change in Control occurs, based on the number of days elapsed in the Plan Year as of the date of the Change in Control.

2.
Severance Benefits. Subject to the conditions and limitations of the Plan and this Agreement, if the Executive experiences an Involuntary Termination or Qualified Retirement, in addition to any Accrued Benefits, the Company shall pay or provide to the Executive, within sixty (60) days following the date of such termination, subject to the Executive’s execution of a Release in accordance with Section 3.8 of the Plan, the following payments and benefits (constituting the “Severance Benefits” under Section 3.4(b) of the Plan):

(a)
Termination for Poor Performance. Upon an Involuntary Termination under Section 3.2(a) of the Plan, the Company shall make a lump sum cash severance payment to the Executive in an amount equal to nine (9) months of the Executive’s Base Salary in the Plan Year in which the Executive’s Separation from Service occurs.

(b)	Termination without Cause. Upon an Involuntary Termination under Section 3.2(b) of the Plan:

(i)
The Company shall make a lump sum cash severance payment to the Executive in an amount equal to one-and-one-half (1 ½) times the Executive’s Base Salary in the Plan Year in which the Executive’s Separation from Service occurs.

(ii)
The Company shall make a lump sum payment to the Executive in an amount equal to the sum of (A) any annual bonus that the Executive had earned in the Plan Year prior to the Plan Year in which the Executive’s Separation from Service occurred, but which was unpaid as of the Executive’s Separation from Service, and (B) a pro rata amount of the Executive’s Target Annual Bonus for the Plan Year in which the Executive’s Separation from Service occurs, based on the number of days elapsed in the Plan Year as of the Executive’s Separation from Service.

(iii)
To the extent permitted by law, the Company shall pay the Executive a lump sum amount equal to the Company portion of the cost of continuing coverage under the Company’s group health benefits plan (so-called “COBRA premiums”) for the Executive and the Executive’s family (if the Executive qualifies for and elects that coverage) for a period of up to twenty-four (24) months (“COBRA Premium Period”) following the Executive’s Separation from Service, if the Executive is eligible and elects such continuing coverage, at the same costs (e.g., employee contribution) and coverage levels and under the same general terms and provisions of such plan as apply to active employees after the Executive’s Separation from Service. Nothing in this Agreement shall be construed to extend the period over which COBRA continuation coverage must be provided to the Executive or the Executive’s dependents beyond that mandated by law. To the extent the provision of health benefits to Executive under to this Section 2(b)(iii) extends beyond the period required by COBRA, such benefits will be provided in accordance with the requirements of Code Section 409A and Treasury Regulation §1.409A-3(i)(1)(iv) (or any similar or successor provisions).

(c)	Certain Involuntary Terminations following a Change in Control. Upon an Involuntary Termination under Section 3.2(c) of the Plan:

(i)
The Company shall make a lump sum cash severance payment to the Executive in an amount equal to the sum of (i) two (2) times the Executive’s Base Salary (using the greater of the Executive’s Base Salary for the Plan Year in which the Change in Control occurs or the Plan Year in which the Executive’s Separation from Service occurs), and (ii) two (2) times the Executive’s Target Annual Bonus (using the greater of the Annual Bonus for the Plan Year in which the Change in Control occurs or the Plan Year in which the Executive’s Separation from Service occurs).

(ii)
The Company shall make a lump sum payment to the Executive in an amount equal to a pro rata amount of the Executive’s Target Annual Bonus for the Plan Year in which the Executive’s Separation from Service occurs, based on the number of days elapsed in the Plan Year as of the Executive’s Separation from Service; provided, that, if the Executive’s Separation from Service occurs in the same Plan Year as the Change in Control, to the extent the payment made by the Company under Section 1(b) of this Agreement is less than the Executive would have received under this Section 2(b)(ii), Executive will be entitled only to the difference between the amount payable under this Section 2(b)(ii) and the amount previously paid at the time of the Change in Control under Section 1(b) of this Agreement.

(iii)	The same payment as is provided under Section 2(b)(iii) of this Agreement, subject to the restrictions set forth in Section 2(b)(iii) and applicable law.

(d)	Qualified Retirement. Upon a Qualified Retirement under Section 3.3 of the Plan, a pro rata Annual Bonus paid based on the Company’s actual projected performance at the time of retirement.

3.
State Unemployment Benefits. For purposes of state unemployment benefits, Severance Benefits under the Plan shall be deemed allocated over nine (9) months for Section 2(a), eighteen (18) months for Section 2(b) and twenty-four (24) months for Section 2(c), respectively, following the Executive’s Separation from Service, even if paid in a single lump sum.

4.
At Will Employment. Other than the notice requirements set out in Section 3.8 of the Plan, nothing in this Agreement or in the Plan confers upon the Executive any right to continue in employment for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or of the Executive, which rights are hereby expressly reserved by each, terminate the Executive’s employment at any time for any reason.

5.
Protective Covenants. In consideration for the Executive’s eligibility for Severance Benefits under the Plan, the Executive agrees to the provisions and protective covenants provided for in Article 4 of the Plan, which will apply during and after the Executive’s Separation from Service.

6.
Recovery of Severance. If the Executive violates the Protective Covenants set forth in Article 4 of the Plan, the Company shall be entitled to recover, and the Executive shall be obligated to repay, all Severance Benefits paid or provide to the Executive under the Plan and this Agreement.

7.
Acknowledgement. You acknowledge and agree that you have fully read, understand, and voluntarily enter into this Agreement. You acknowledge and agree that you have had an opportunity to consult with your personal tax, financial planning advisor, and/or attorney about the tax, financial, and legal consequences of your participation in the Plan before signing this Agreement.

8.	Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has executed this Agreement by its duly authorized officer as of the date set forth below. Please sign below and return this Agreement to the Company’s Chief Human Resources Officer by [DATE].
[Signature Page Follows]

EXECUTIVE:	WESTERN ALLIANCE BANCORPORATION

[NAME]
By:
Title:

Attachment:
Western Alliance Bancorporation Severance and Change in Control Plan and the Appendices thereto.